Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.85 in the 2008 Third Quarter,

an Increase of 1 Percent; Revenues Increased 11 Percent in the Quarter

GLENVIEW, ILLINOIS—(October 16, 2008)—Illinois Tool Works Inc. (NYSE: ITW) today reported diluted income per share from continuing operations of $0.85, an increase of 1 percent in the 2008 third quarter versus the prior year period. The Company’s revenues increased 11 percent as a result of acquisition and currency translation contributions.

The double-digit operating revenue increase in the third quarter consisted of a 6.9 percent contribution from acquisitions and a 4.7 percent contribution from currency translation. Base revenues declined 0.8 percent in the quarter due to lower North American and international sales volumes partially offset by higher raw material price recovery. North American base revenues declined 2.1 percent and international base revenues increased a modest 1.2 percent in the quarter. For the 2008 third quarter, revenues were $4.148 billion versus $3.744 billion for the prior year period. While operating income was down 1.6 percent from the year-ago period, income from continuing operations decreased 4.5 percent due to higher non-operating costs.

The 2008 third quarter income statement reflects the recently announced reclassification of results for discontinued operations in which the operating results for the Decorative Surfaces segment and the Click Commerce business were reclassified to discontinued operations for reporting purposes.

For continuing operations, total company operating margins of 15.4 percent in the quarter were 190 basis points lower than the prior year period primarily due to lower base revenue margins and the dilutive impact of acquisitions. In the quarter, base revenue margins declined 130 basis points mainly due to volume decreases and the lower margins associated with raw material pricing increases. Acquisitions contributed 70 basis points of dilution in the quarter.

“While our financial results in the third quarter were clearly impacted by slowing end markets, our decentralized businesses continue to assess local market conditions and implement aggressive cost-cutting initiatives where appropriate,” said David B. Speer, chairman and chief executive officer. “We also continue to utilize our strong free operating cash flow--$599 million for the quarter and $1.4 billion year-to-date--to fund acquisitions and buy back shares. In the third quarter, we acquired 14 companies representing $847 million of annualized revenues. Through September 30, 2008, we have acquired 40 companies representing $1.4 billion of annualized revenues. Also, in the quarter we paid $406 million to repurchase 8.5 million shares. Through September 30, we have spent $1.0 billion to buy back 20.2 million shares.”

Highlights for the 2008 third quarter include:

*Worldwide revenues for the Power Systems and Electronics segment grew 9.4 percent in the quarter, with base revenues increasing 3.1 percent. On a worldwide basis, welding base revenues grew 5.7 percent in the quarter on the strength of its international business units. The ground support equipment businesses increased their base revenues 6.9 percent in the quarter. While operating margins of 19.0 percent were 50 basis points lower than the year-ago period, base revenue margins actually improved 40 basis points versus the year-ago period. Acquisitions were 90 basis points dilutive in the quarter.

*Worldwide revenues for the Polymers and Fluids segment increased 46.9 percent in the quarter, with base revenues contributing 3.5 percent. Base revenue growth was largely driven by a 15.4 percent increase in the North American Polymers businesses. Operating margins of 14.4 percent were 290 basis points lower than the year-ago period. The decline in margin was primarily driven by 320 basis points of dilution from acquisitions. Base revenue margins grew 20 basis points in the quarter.

*Worldwide revenues for the Construction segment increased 1.7 percent in the quarter, with base revenues declining 4.4 percent. North American construction base revenues declined 6.2 percent while construction international base revenues fell 3.2 percent. North American margins continue to be most impacted by the residential sector, where housing starts in the third quarter were 31 percent lower than the year ago period. Operating margins of 14.0 percent were 90 basis points lower than the prior year period. Base revenue margins declined 120 basis points in the quarter.

*Worldwide revenues for the Transportation segment grew 8.9 percent in the quarter, with base revenues decreasing 9.6 percent. The decline in base revenues was tied to weakening North American and international auto builds. In North America, total Detroit 3 and new domestic builds declined 16 percent in the quarter while international builds were flat in the same period. North American automotive base revenues declined 18.1 percent and international base revenues fell 7.3 percent in the quarter. In the automotive aftermarket group of businesses, base revenues grew 2.8 percent in the quarter. For the segment, operating margins of 11.8 percent were 480 basis points lower than the year ago period. Base revenue margins declined 430 basis points in the quarter.

Looking ahead, the Company is forecasting the fourth quarter 2008 diluted income per share from continuing operations to be in a range of $0.74 to $0.82. The 2008 fourth quarter forecast assumes a total company growth range of 6 percent to 9 percent. For the full year, the Company is forecasting diluted income per share from continuing operations to be in a range of $3.24 to $3.32. The full-year forecast assumes a total Company revenue growth range of 10 percent to 11 percent. If the Company meets the midpoints of both forecasts, diluted income per share from continuing operations would decrease 5 percent in the fourth quarter and would increase 6 percent for full-year 2008. Additionally, the Company is revising its full-year forecast for acquired revenues and the share buyback program. The Company now expects full-year acquired revenues on an annualized basis to be in a range of $1.5 to $1.6 billion. It also expects share repurchases for the full-year to be in a range of $1.0 billion to $1.2 billion.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements regarding operating performance, revenue growth, operating income, income from continuing operations, diluted income per share from continuing operations, use of free cash, new and potential acquisitions, end market conditions, discontinued operations and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2008 second quarter.

With $14.9 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-added industrial products and equipment. The Company consists of approximately 825 business units in 52 countries and employs some 60,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
STATEMENT OF INCOME	2008	2007	2008	2007
Operating Revenues	$4,147,757	$3,744,402	$12,190,960	$10,962,643
Cost of revenues	2,699,268	2,389,520	7,860,141	7,013,882
Selling, administrative, and R&D expenses	759,142	669,563	2,272,862	2,010,476
Amortization and impairment of goodwill and other
intangibles	50,384	35,762	133,834	108,109
Operating Income	638,963	649,557	1,924,123	1,830,176
Interest expense	(38,169)	(25,783)	(112,126)	(75,734)
Other income	15,899	23,024	20,059	53,582
Income From Continuing Operations Before Taxes	616,693	646,798	1,832,056	1,808,024
Income taxes	173,404	182,697	522,100	539,616
Income From Continuing Operations	443,289	464,101	1,309,956	1,268,408
Income (Loss) From Discontinued Operations	10,229	26,987	(24,727)	130,721
Net Income	$453,518	$491,088	$1,285,229	$1,399,129

Income Per Share from Continuing Operations:
Basic	$0.86	$0.84	$2.51	$2.28
Diluted	$0.85	$0.84	$2.49	$2.27

Income (Loss) Per Share from Discontinued Operations:
Basic	$0.02	$0.05	$(0.05)	$0.24
Diluted	$0.02	$0.05	$(0.05)	$0.23

Net Income Per Share:
Basic	$0.88	$0.89	$2.46	$2.52
Diluted	$0.87	$0.89	$2.45	$2.50

Shares outstanding during the period:
Average	517,914	549,561	521,886	555,474
Average assuming dilution	521,086	554,255	525,326	559,949

ESTIMATED FREE OPERATING CASH FLOW	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net cash provided by operating activities	$688,759	$736,441	$1,632,787	$1,690,898
Less: Additions to PP&E	(89,308)	(80,298)	(274,295)	(254,627)
Free operating cash flow	$599,451	$656,143	$1,358,492	$1,436,271

ILLINOIS TOOL WORKS INC.
(In thousands)
	September 30,	June 31,	December 31,
STATEMENT OF FINANCIAL POSITION	2008	2008	2007
ASSETS
Cash and equivalents	$867,618	$640,174	$827,524
Trade receivables	2,981,707	3,302,285	2,915,546
Inventories	1,835,525	1,845,621	1,625,820
Deferred income taxes	168,486	209,103	189,093
Prepaids and other current assets	505,859	408,406	464,143
Assets held for sale	619,764	144,653	143,529
Total current assets	6,978,959	6,550,242	6,165,655

Net plant and equipment	2,120,769	2,285,049	2,194,010
Investments	498,348	506,407	507,567
Goodwill	4,782,752	4,753,450	4,387,165
Intangible assets	1,689,705	1,526,430	1,296,176
Deferred income taxes	74,210	68,482	61,416
Other assets	874,848	899,895	913,873
	$17,019,591	$16,589,955	$15,525,862

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$2,197,110	$1,465,927	$410,512
Accounts payable	845,634	921,223	854,148
Accrued expenses	1,395,273	1,443,172	1,335,973
Cash dividends payable	158,460	145,423	148,427
Income taxes payable	211,224	194,363	205,381
Liabilities held for sale	206,537	5,101	5,844
Total current liabilities	5,014,238	4,175,209	2,960,285

Long-term debt	1,398,165	1,462,435	1,888,839
Deferred income taxes	464,800	376,741	260,658
Other liabilities	1,046,468	1,076,411	1,064,755
Total non-current liabilities	2,909,433	2,915,587	3,214,252

Common stock	5,314	5,311	5,625
Additional paid-in capital	81,656	61,213	173,610
Income reinvested in the business	9,117,416	8,822,359	9,879,065
Common stock held in treasury	(991,583)	(585,574)	(1,757,761)
Accumulated other comprehensive income	883,117	1,195,850	1,050,786
Total stockholders' equity	9,095,920	9,499,159	9,351,325
	$17,019,591	$16,589,955	$15,525,862